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FINANCIAL                                                            news
RELATIONS BOARD


COACTIVE MARKETING GROUP               FINANCIAL RELATIONS BOARD
------------------------               -------------------------

Donald A. Bernard                      Marilynn Meek - General, 212-445-8451
Executive Vice President               Susan Garland - Analysts, 212-445-8458
 & Chief Financial Officer
516-622-2830

        COACTIVE MARKETING TO REPORT LOSS FOR FISCAL YEAR 2004 AND DELAY
                              FILING OF FORM 10-K

Great Neck, NY - June 25, 2004 -- CoActive Marketing Group, Inc. (Nasdaq: Small
Cap: CMKG), an independent full service marketing, sales promotion and interactive services company, today announced that the Company will report a loss for the fourth quarter and year ended March 31, 2004 in its Annual Report on Form 10-K. The Company had previously announced that it expected a profitable quarter and year. The Company will file with the Securities and Exchange Commission ("SEC") to obtain an automatic 15-day extension to the filing deadline for its Form 10-K to July 14, 2004.

The Company will require the extension due to its adoption of the provisions of Emerging Issues Task Force ("EITF") 00-21, Accounting for Revenue Arrangements with Multiple Deliverables effective as of April 1, 2003, and the additional work required for the Company to reflect the cumulative effect adjustment and to calculate the pro-forma effect for the years as income in its audited financial statements.

The Company had previously recognized revenue under certain of its contracts in stages on a percentage of completion based upon the deliverance of certain thresholds. Based upon discussion and recent clarification from the SEC provided to the Company and its auditors at the Company's request, revenue is now recognized on these contracts only when the entire services offered under each contract are completed. As a result of the Company's performance and its adoption of EITF 00-21, the Company expects to report a net loss for the fiscal year ended March 31, 2004 of approximately $2,600,000 after giving effect to a non cash cumulative effect of an accounting charge of $2,200,000 net of tax. The Company would have reported a net loss of approximately $417,000 for the year due to anticipated sales not materializing in the fourth quarter without the impact of the cumulative effect adjustment. A considerable portion of these sales were deferred to fiscal 2005 due to a delay in the execution of several contracts for a variety of reasons, including, among others, the 2003/2004 California Grocers Strike. These contracts were signed subsequent to March 31, 2004, and the Company expects to report a profitable fiscal 2005.

As result of the 2001 EITF 00-21 adoption and the loss as discussed above, the company is currently negotiating with its bank a waiver or amendment of the loan agreement provisions that are currently not in compliance.

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John P. Benfield, President of Coactive Marketing Group, Inc., stated, "We are very disappointed in our results for fiscal 2004. We have reduced expenses and revamped our sales efforts to improve profitability. Our goal is to capitalize on our capacity to offer multi-faceted solutions to our clients using all our services and skills in an integrated fashion. We are dedicated to regaining our profitability and credibility in 2005."

CoActive Marketing Group, Inc. is a full-service marketing, sales promotion, and interactive services company that develops and manages integrated marketing, sales and promotional programs at both national and local levels for consumer product companies. The programs are geared towards growing incremental sales and profits by identifying and addressing key trade, sales and consumer trends.

This press release includes statements, which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements reflect the current views of the Company with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in those forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 under "Risk Factors," including but not limited to "Unpredictable Revenue Patterns," "Competition," "Customers," "Dependence on Key Personnel," "Expansion Risk," "Control by Executive Officers," and "Outstanding Indebtedness, Security Interest." The Form 10-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov

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